Exhibit 10.1

EMPLOYMENT AGREEMENT

Between
Mirant Corporation
and
James V. Iaco

THIS AGREEMENT is made as of November 3, 2005 between Mirant Corporation (the “Company”), Mirant Services, LLC (“Services”) and James V. Iaco (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Employment.  The Company and Services shall employ Executive, and Executive hereby accepts employment with the Company and Services, upon the terms and conditions set forth in this Agreement, for the period beginning on November 7, 2005 (the “Commencement Date”) and ending as provided in Section 4 hereof (the “Employment Period”).  The Company shall make reasonable commercial efforts to obtain all necessary Bankruptcy Court approvals of this Agreement promptly following the execution hereof by Executive.

2.  Position and Duties.

(a)                                  During the Employment Period, Executive shall serve as (i) Executive Vice President of the Company and (ii) effective upon the appointment by Mirant’s Chief Executive Officer (which is expected to occur on November 10, 2005 but shall occur in no event later than November 15, 2005), Chief Financial Officer. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates (the “Company Group”) as are consistent with Executive’s position and the by-laws of the Company and as the Chief Executive Officer (“CEO”) may from time to time reasonably direct.  Executive shall also serve for no additional compensation or remuneration as an officer or director of such subsidiaries of the Company as may from time to time be designated by the Board.

(b)                                 During the Employment Period, Executive shall report to the Chief Executive Officer and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company.  Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects.  In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to operate profitably and in conformity with the business and strategic plans approved by the Board.  During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board which shall not be unreasonably withheld; provided, however, that the Board hereby consents to Executive’s service on and after the Commencement Date as a director of each of the corporations listed on Exhibit A.  Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s regular performance of duties and responsibilities hereunder.  Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities, (ii) participating in industry and trade organization activities, (iii) managing his and his family’s personal investments and affairs, and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

3.  Compensation and Benefits.

(a)                                  The Company shall pay Executive an annual salary (the “Base Salary”) at the rate of $450,000.00 in regular installments in accordance with the Company’s ordinary payroll practices (in effect from time to time), but in any event no less frequently than monthly.

(a)                                  Bonuses and Incentive Compensation.

(i)                                     Annual Bonus.  For each fiscal year during the Employment Period, Executive will be eligible to earn an annual bonus based on achievement of performance criteria that are applicable to members of the Company’s Management Counsel established by the Board as soon as administratively practicable following the beginning of each such fiscal year (the “Annual Bonus”).  The target amount (the “Target Bonus”) of Executive’s Annual Bonus shall equal 65% of Executive’s Base Salary (at the annual rate in effect at the start of the fiscal year), with a maximum Annual Bonus in an amount equal to 130% of Executive’s Base Salary (at the annual rate in effect at the start of the fiscal year).  For the Company’s fiscal year that includes the Commencement Date, Executive shall receive an Annual Bonus of not less than 65% of his Base Salary, prorated (based on number of days worked) from the Commencement Date to the end of such fiscal year.  The Company shall pay the Annual Bonus for each fiscal year in a single cash lump sum after the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than two and a half months following the end of such fiscal year.

(ii)                                  Emergence Equity Grant.  The Company shall grant Executive a combination of restricted stock units (“Restricted Stock Units”) that are to be settled in common stock of the Company (“Common Stock”) and options to purchase Common Stock (“Stock Options”) with an aggregate economic value of $3.6 million (such grant of Restricted Stock Units and Stock Options are together referred to as the “Executive LTIP”).  The $3.6 million aggregate economic value of the Restricted Stock Units and Stock Options to be awarded under the Executive LTIP shall be determined in the good faith judgment of the Compensation Committee of the Board taking into account the requirements set forth in (A) and (B) below.

(A)                              Ten days following the Company’s emergence from bankruptcy protection (the “Emergence Date”) under Chapter 11 of Title 11 of the United States Code, Executive shall be awarded Restricted Stock Units and Stock Options with an aggregate value of $1.8 million, with one-third of such value to consist of Restricted Stock Units.  The exact number of Restricted Stock Units to be awarded ten days following the Emergence Date shall be determined solely based on the average of the daily closing price of a share of Common Stock on The New York Stock Exchange or, if the Common Stock is not traded on The New York Stock Exchange, the average of the midpoint of the daily bid and ask price of a share of Common Stock on the OTC Bulletin Board, from the Emergence Date to the date of grant of such Restricted Stock Units, without any discount based on vesting requirements or lack of transferability.  The Stock Options granted ten days following the Emergence Date shall have an exercise price per share equal to the closing price of a share of Common Stock on The New York Stock Exchange or, if the Common Stock is not traded on The New York Stock Exchange, the midpoint of the bid and ask price of a share of Common Stock on the OTC Bulletin Board, on the date of grant of such Stock Options.  Such Stock Options shall have a ten-year term.  The exact number of Stock Options granted ten days following the Emergence Date shall be determined based upon a Black-Scholes or other valuation model, using reasonable assumptions as determined in good faith by the Compensation Committee of the Board.

(B)                                Forty five days after the Emergence Date, Executive shall be awarded Restricted Stock Units and Stock Options with an aggregate value of $1.8 million, with one-third of such value to consist of Restricted Stock Units.  The exact number of Restricted Stock Units to be awarded 45 days after the Emergence Date shall be determined solely based on the average of the daily closing price of a share of Common Stock on The New York Stock Exchange or, if the Common Stock is not traded on The New York Stock Exchange, the average of the midpoint of the daily bid and ask price of a share of Common Stock on the OTC Bulletin Board, from the Emergence Date to the date of grant of such Restricted Stock Units, without any discount based on vesting requirements or lack of transferability.  The Stock Options granted 45 days after the Emergence Date shall have an exercise price equal to the closing price of a share of Common Stock on The New York Stock Exchange or, if the Common Stock is not traded on The New York Stock Exchange, the midpoint of the bid and ask price of a share of

Common Stock on the OTC Bulletin Board, on the date of grant of such Stock Options.  Such Stock Options shall have a ten-year term.  The exact number of Stock Options granted 45 days after the Emergence Date shall be determined based upon a Black-Scholes or other valuation model, using reasonable assumptions as determined in good faith by the Compensation Committee of the Board.

The terms and conditions of the Executive LTIP shall be governed by and subject to the award agreements to be entered into between Executive and the Company, substantially in the forms of Exhibits B and C respectively (the “LTIP Award Agreements”).  The Restricted Stock Units and Options granted pursuant to the Executive LTIP shall, subject to the treatment of the Executive LTIP upon termination of Executive’s employment as provided in the LTIP Award Agreement, vest over a period of three years, with 25% to vest six months after the Emergence Date, 25% to vest one year after the Emergence Date, 25% to vest two years after the Emergence Date and 25% to vest three years after the Emergence Date.

(iii)                               Annual Equity Grant.  Beginning with fiscal year 2007 and for each fiscal year thereafter during the Employment Period, Executive shall be eligible to receive additional equity-based compensation under the long term incentive plan of the Company in effect at the time of such award, the amount, terms and conditions of such award to be set by the Board at the time of grant.  Such awards shall otherwise be governed by the terms and conditions set forth in the long term incentive plan of the Company as may be in effect at the time of such award and the corresponding award agreement and shall be made at such time as grants are made to other senior executives of the Company.

(b)                                 During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses for senior executives.

(c)                                  Executive shall also be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:

(i)                                     participation in the Company’s retirement plans, health and welfare plans, disability insurance plans and other benefit plans of the Company as in effect from time to time, under the terms of such plans and to the same extent and under the same conditions such participation and coverages are provided generally to other senior executives of the Company;

(ii)                                  reimbursement for the reasonable cost of temporary living accommodations for Executive and his spouse in Atlanta, Georgia for up to six months and relocation expenses reimbursed in accordance with the Company’s then existing Relocation Policy for senior executives;

(iii)                               coverage for services rendered to the Company, its subsidiaries and affiliates while Executive is a director or officer of the Company, or of any of its subsidiaries or affiliates, under any director and officer liability insurance policy(ies) maintained by the Company from time to time; and

(iv)                              four weeks of vacation per year.

4.  Termination.  The Employment Period shall end on the third anniversary of the Commencement Date; provided, however, that the Employment Period shall be automatically renewed for successive one-year terms thereafter on the same terms and conditions set forth herein unless either party provides the other party with notice that it has elected not to renew the Employment Period at least 90 days prior to the end of the initial Employment Period or any subsequent extension thereof.  Notwithstanding the foregoing, (i) the Employment Period shall terminate immediately upon Executive’s resignation (with or without Good Reason, as defined herein), death or Disability (as defined herein) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined herein) or without Cause.  Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than 90 days from the date of such notice.  The termination of the Employment Period shall not affect the respective rights and obligations of the parties which, pursuant to the terms of this Agreement, apply following the date of Executive’s termination of employment with the Company.

5.  Severance.

(a)                                  Termination Without Cause, Non-Renewal or for Good Reason.  In the event of Executive’s termination of employment with the Company (1) by the Company without Cause (as defined herein), (2) by reason of the failure of the Company to offer to renew the Agreement on terms that are based on competitive practices for companies of comparable size and standing in the same industry, or (3) by Executive for Good Reason (as defined herein), subject to execution of a Release substantially in the form attached as Exhibit D, Executive shall be entitled to the benefits set forth below in this Section 5(a).

(i)                                     The Company shall pay Executive an amount equal to 1.5 times Executive’s Base Salary plus 1.5 times Executive’s Target Bonus (as in effect on the date of Executive’s termination).  The severance amount described in the previous sentence shall be paid over a period of two years from the date of termination in accordance with the payroll practices of the Company (in effect from time to time); provided, however, that, in the event that Executive is considered a “Specified Employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “JOBS Act”), and payments under this Section 5(a) are considered “deferred compensation” under the JOBS Act, the first payment shall be delayed for six months, in which event Executive shall receive a lump sum payment equal to one times his Base Salary six months after the date his employment terminates (plus interest on such payment of one times Base Salary at a floating rate equal to LIBOR, from the date of termination of Executive’s employment to the date that is six months after termination of Executive’s employment), and the remainder of such severance amount shall be paid in equal installments over a period of 18 months thereafter in accordance with the ordinary payroll practices of the company (in effect from time to time).

(ii)                                  The Executive LTIP shall be governed by the terms of the applicable LTIP Award Agreements.

(iii)                               The Company shall pay Executive the amounts described in Section 5(d) within 14 days of the date of termination.

(iv)                              During the period of 24 months following Executive’s termination of employment in accordance with Section 5(a), the Company shall provide to Executive continued coverage under the retirement, life insurance, long-term disability, medical, dental and other group health benefits and plans in effect for senior executives of the Company, as in effect on the date of Executive’s termination of employment (or substantially comparable coverage) for Executive and, where applicable, Executive’s spouse, dependents and beneficiaries, at the same contribution or premium rate as may be charged from time to time to senior executives of the Company generally, as if Executive had continued in employment during such period.  As an alternative, the Company may elect to pay Executive cash in lieu of such contributions or coverage in an amount equal to Executive’s after-tax cost of receiving such contributions or continuing such coverage, where such contributions or coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the contribution or coverage is provided).  The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended, (the “Code”), or any replacement or successor provision of United States tax law, shall commence immediately after the 24 month period.

(v)                                 The Company shall provide a release substantially in the form attached hereto as Exhibit G.  If the Company does not provide the release required pursuant to this subsection (v), the Release by the Executive shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections (i) through (iv) above.

(b)                                 Termination for Cause or Voluntary Resignation.  In the event that Executive’s employment with the Company is terminated (i) by the Board for Cause or (ii) by Executive’s resignation from the Company for any reason other than Good Reason or Disability (as defined herein), subject to applicable law, the Company agrees to the following:

(i)                                     The Executive LTIP shall be governed by the terms of the applicable LTIP Award Agreements.

(ii)                                  The Company shall pay Executive the amounts described in Section 5(d) within 14 days of the date of termination.

For purposes of this Agreement, Executive’s retirement shall be considered Executive’s resignation from the Company without Good Reason.

(c)                                  Death or Disability.  In the event that Executive’s employment with the Company is terminated as a result of Executive’s death or Disability, the Company agrees to the following:

(i)                                     The Company shall pay Executive (or his estate or legal representative, if applicable) in a lump sum payment an amount equal to his target Annual Bonus for the year of termination prorated for the number of days during such year that Executive was employed by the Company; provided, however, that, in the event that Executive is considered a “Specified Employee” as defined in the JOBS Act and payments under this Section 5(c) are considered “deferred compensation” under the JOBS Act, such payment shall be delayed for six months, and Executive shall receive interest on such payment at a floating rate equal to LIBOR, from the date of termination of Executive’s employment to the date that is six months after termination of Executive’s employment.

(ii)                                  The Executive LTIP shall be governed by the terms of the applicable LTIP Award Agreements.

(iii)                               The Company shall pay Executive the amounts described in Section 5(d) within 14 days of the date of termination.

(d)                                 In the case of any termination of Executive’s employment with the Company, Executive or his estate or legal representative shall be entitled to receive, to the extent permitted by applicable law, from the Company (i) Executive’s Base Salary through the date of termination to the extent not previously paid, (ii) to the extent not previously paid, the amount of any bonus, incentive compensation, and other compensation earned or accrued by Executive as of the date of termination under any compensation and benefit plans, programs or arrangements maintained in force by the Company (for this purpose, Executive’s Annual Bonus, if any, for any fiscal year of the Company ended prior to the year of termination that is then unpaid, and in the case of a termination under Section 5(a) or (c) a pro-rata portion of the Target Bonus for the fiscal year in which the date of termination occurs based on the number of days in that fiscal year during which Executive was employed, shall be deemed to be earned), (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive, in accordance with Company policy for senior executives, as of the date of termination to the extent not previously paid, (iv) any Restricted Stock Units, Stock Options and other equity awards outstanding under any Company long term incentive plans or arrangements (other than the Executive LTIP), in accordance with the terms of the plans or arrangements under which such awards were created or maintained, and (v) all benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of the Company, in such manner and at such times as are provided under the terms of such plans and arrangements.

(e)                                  Termination Without Cause, Non-Renewal or for Good Reason Following a Change of Control.  In the event of Executive’s termination of employment with the Company (1) by the Company without Cause, (2) as a result of the failure of the Company to offer to renew the Agreement on terms that are consistent with competitive practices for companies of comparable size and standing in the same industry, or (3) by Executive for Good Reason, in any case, during the period beginning six months before and ending two years following a Change of

Control (as defined herein) of the Company, subject to execution of a Release substantially in the form attached as Exhibit D, Executive shall be entitled to the benefits set forth below in this Section 5(e).

(i)                                     The Company shall pay Executive the payments set forth in Section 5(a)(i), except the applicable multiplier shall be 3; provided, however, that in determining the amount of payment due under Section 5(a)(i), Executive’s actual Annual Bonus for the year preceding the Change of Control shall be used, if higher than his Target Bonus; and provided, further, that payment shall be made in a lump sum on the later of the date of the Change of Control or 10 business days after Executive’s termination of employment; provided, however, that, in the event Executive is considered a “Specified Employee” as defined in the JOBS Act, and payments under this Section 5(e) are considered “deferred compensation” under the JOBS Act, the payment shall be delayed for six months from the date of Executive’s termination of employment and Executive shall receive interest at a floating rate equal to LIBOR from the date of termination of Executive’s employment to the date that is six months after termination of Executive’s employment.

(ii)                                  The Company shall provide the benefits set forth in Section 5(a)(iv) except the applicable period shall be 36 months.

(iii)                               The Executive LTIP shall fully vest, to the extent not already vested, and otherwise be governed by the terms of the applicable LTIP Award Agreements.

(iv)                              The Company shall pay Executive the amounts described in Section 5(d).

(v)                                 The Company shall provide a release substantially in the form attached hereto as Exhibit G.  If the Company does not provide the release required pursuant to this subsection (v), the Release by the Executive shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections (i) through (iv) above.

(f)                                    Excess Parachute Payments.

(i)                                     In the event any payment granted to Executive pursuant to the terms of this Agreement or otherwise (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to Executive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (A) the Excise Tax on such Payment plus (B) any penalty and interest assessments associated with such Excise Tax; provided, however, that the amount of the Gross Up Payment shall not exceed $2 million.

(ii)                                  The determinations to be made with respect to this Section 5(f) shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to Executive and Executive may rely on such determination in making payments to the Internal Revenue Service.

(g)                                 No Other Payments.  Except as provided in Sections 5(a), (b), (c), (d), (e) and (f) above, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

(h)                                 No Mitigation, No Offset.  In the event of Executive’s termination of employment for whatever reason, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due him under this Agreement or otherwise on account of any remuneration attributable to any subsequent employment or claims asserted by the Company or any affiliate, provided that this provision shall not apply with respect to any amounts that Executive owes to the Company or any member of the Company Group on account of any loan, advance or other payment, in respect of any of which Executive is obligated to make repayment to the Company or any member of the Company Group.

(i)                                     Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall mean one or more of the following:

(A)                              the conviction of, or an agreement to a plea of nolo contendere to, a crime involving moral turpitude or any felony;

(B)                                Executive’s willful refusal substantially to perform duties as reasonably directed by the CEO under this or any other agreement;

(C)                                in carrying out his duties, Executive engages in conduct that constitutes fraud, willful neglect or willful misconduct which, in either case, would result in demonstrable harm to the business, operations, prospects or reputation of the Company;

(D)                               a material violation of the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) or other federal or state securities law, rule or regulation; or

(E)                                 any other material breach of this Agreement.

For purpose of this Agreement, the Company is not entitled to assert that Executive’s termination is for Cause unless the Company gives Executive written notice describing the facts which are the basis for such termination and such grounds for termination (if susceptible to correction) are not corrected by Executive within 30 days of Executive’s receipt of such notice to the reasonable, good faith satisfaction of the CEO.

“Change of Control” shall mean the first to occur of any of the following events:

(A)                              any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors;

(B)                                persons who on the day following the Emergence Date constitute the Board (the “Emergence Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided, however, that any person who becomes a director of the Company subsequent to the Emergence Date shall be considered an Emergence Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Emergence Directors; but provided further that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Emergence Director;

(C)                                consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; and

(D)                               the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, in no event shall the confirmation of the plan of reorganization confirmed under 11 U.S.C. § 1129 (the “Plan of Reorganization”), the implementation of the transactions contemplated by the Plan of Reorganization on or after the Emergence Date or the effectuation of the corporate governance provisions set forth therein, including the implementation of the Board of Directors as specified therein, be considered a Change of Control.

“Disability” shall mean Executive’s (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Good Reason” shall mean Executive’s resignation from employment with the Company prior to the end of the Employment Period as a result of one or more of the following reasons:

(A)                              the Company reduces the amount of Executive’s then current Base Salary or the target for his Annual Bonus (it being understood that Executive shall not have a basis to resign for Good Reason if no bonus is paid, or the amount of the bonus is reduced as a result of the failure of Executive or the Company to achieve applicable performance targets for such bonus);

(B)                                a material diminution in Executive’s title, authority, duties or responsibilities or the assignment of duties to Executive which are materially inconsistent with his position; provided, however, that, following a Change of Control, any diminution of Executive’s title, duties or responsibilities shall constitute Good Reason;

(C)                                the failure of the Company to obtain in writing the obligation to perform this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction;

(D)                               the failure of the Company to grant Executive the Executive LTIP within 60 days after the Effective Date; or

(E)                                 following a Change in Control, the requirement that Executive move his principal place of business by more than 50 miles from that previously the case without his consent.

Notwithstanding the foregoing, Executive agrees that he shall not be entitled to terminate his employment for Good Reason in the event he is subject to any unintended or adverse tax consequences under the JOBS Act, the Company amends this Agreement or the terms of any employee benefit plan, program arrangement or agreement to avoid such adverse tax consequences or he is required to forfeit incentive or other compensation pursuant to Section 304 of SOX.  For purposes of this Agreement, Executive is not entitled to assert that his termination is for Good Reason unless Executive gives the CEO written notice describing the event or events which are the basis for such termination within ninety (90) days after the event or events occur and such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice to the reasonable, good faith satisfaction of Executive.

6.  Indemnification.

(a)                                  The Company agrees that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, or representative of any member of the Company Group or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, by-laws, Board resolutions or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manager, or representative of the Company or any member of the Company Group and shall inure to the benefit of Executive’s heirs, executors and administrators.  To the extent permitted by applicable law, the Company shall advance to Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance.  Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b)                                 Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 6(a) that Executive has satisfied any applicable standard of conduct nor a determination by the Company (including the Board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct shall create a presumption that Executive has or has not met an applicable standard of conduct.

(c)                                  The Company agrees to use reasonable commercial efforts to maintain director’s and officer’s liability insurance covering the Executive for services rendered to the Company, its subsidiaries and affiliates while Executive is a director or officer of the Company or any of its subsidiaries or affiliates.

7.  Confidential Information.  Executive agrees to enter into the Confidentiality Agreement attached as Exhibit E simultaneously with the execution of this Agreement.

8.  Intellectual Property, Inventions and Patents.  Executive agrees to enter into the Intellectual Property Agreement attached as Exhibit F simultaneously with the execution of this Agreement.

9.  Non-Compete, Non-Solicitation.

(a)                                  In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company, he shall become familiar with the Company Group’s trade secrets and with other confidential information concerning the Company Group and that his services shall be of special, unique and extraordinary value to the Company Group, and, therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, be employed in an executive, managerial or administrative capacity by, or otherwise render executive, managerial or administrative services to, any company engaged in the business of owning and operating power generation facilities or energy trading and marketing operations which competes with the businesses of the Company on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company engages in such businesses.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)                                 During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire any person who was a managerial or higher level employee of the Company during the last six months of the Employment Period; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company.  The Company covenants that it will not, and it will advise members of senior management of the Company and the Board not to, make any negative or disparaging statements or communications regarding Executive.

(c)                                  If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive acknowledges that the restrictions contained in this Section 9 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)                                 Executive acknowledges that in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, the Company would suffer irreparable harm, and, in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by Executive of Section 9(a), the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

10.  Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under, any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound which has not been waived; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which has not been waived; and (iii) on the Commencement Date, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11.  Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Mirant Corporation

Chief Executive Officer

1155 Perimeter Center West

Atlanta, GA 30338-5416

with a copy to:                                                                 Legal Department

Mirant Services, LLC

1155 Perimeter Center West

Atlanta, GA 30338-5416

Fax: 678-579-5589

To Executive:

To the address on file in the permanent records of the Company at the time of the notice.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

12.  Severability.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

13.  Complete Agreement.  This Agreement, the LTIP Award Agreements and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14.  No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.  Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder.  Except as provided by this Section 16, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

17.  Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Georgia.

18.  Amendment and Waiver.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.  JOBS Act Compliance.  If any provision of this Agreement would result in unintended or adverse tax consequences to Executive or the Company or would, in the judgment of the Board, contravene the final regulations anticipated to be promulgated under the JOBS Act or other Department of Treasury guidance, the Company may reform this Agreement or any provisions hereof to maintain to the maximum extent practicable the original purpose of the provision without violating the provisions of the JOBS Act.

20.  Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

21.  Withholding.  Any payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

22.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.  The Company shall reimburse Executive’s reasonable legal fees if he prevails on a material issue in an arbitration.

23.  Corporate Opportunity.  During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive that relate to the business of power companies (“Corporate Opportunities”), if Executive wishes to accept or pursue, directly or indirectly, such Corporate Opportunities on

Executive’s own behalf.  This Section 23 shall not apply to purchases of publicly traded stock by Executive.

24.  Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company Group during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Employment Period); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.  In the event the Company requires Executive’s cooperation in accordance with this Section 24, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to reasonable documentation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MIRANT CORPORATION

By:	/s/ Vance N. Booker

Its: Senior Vice President

MIRANT SERVICES, LLC

By:	/s/ Vance N. Booker

Its: Senior Vice President

/s/ James V. Iaco
James V. Iaco

Exhibit A

LIST OF APPROVED DIRECTORSHIPS

None

A-1

Exhibit B

MIRANT CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award (this “Award”) is made as of [INSERT DATE THAT IS [10] [45] DAYS AFTER EMERGENCE DATE], by MIRANT CORPORATION, a                       corporation (the “Company”) to James V. Iaco (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company entered into an employment agreement with Executive, dated as of [                                 , 2005] (the “Agreement”) providing for the grant to Executive of restricted stock units (“Restricted Stock Units”) upon the Company’s emergence from bankruptcy protection; and

WHEREAS, pursuant to the terms of the Agreement the Compensation Committee of the Board of Directors of the Company (the “Board”) has granted to Executive an award of Restricted Stock Units to promote Executive’s long-term interests in the success of the Company;

NOW THEREFORE, the Company awards Restricted Stock Units to Executive pursuant to the following terms and conditions:

1.                                       Restricted Stock Unit Award.  The Company hereby grants to Executive an award of [______] Restricted Stock Units that are to be settled in common stock of the Company (“Common Stock”).  The Restricted Stock Units shall be transferable only in accordance with the provisions of Section 8 of this Award and subject to the restrictions and other conditions set forth herein.  The shares to be delivered to Executive in settlement of the Restricted Stock Units shall be issued under the Company’s then existing omnibus incentive plan and, if the Common Stock is then traded on a national securities exchange or inter-dealer quotation system, including without limitation, NASDAQ, or if the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor provision thereto, the Company shall take all action necessary to keep in effect a registration statement under the Securities Act of 1933, as amended, or any successor provision thereto (the “1933 Act”) enabling Executive to resell Common Stock without restriction; provided, however, that the Company need not take such action if, at the time of distribution of Common Stock to Executive, such shares do not constitute “restricted securities” as defined in Rule 144 under the 1933 Act and Executive is not an “affiliate” of the Company under Rule 405 of the 1933 Act.  Capitalized terms used, but not otherwise defined, shall have the meaning set forth in the Agreement.

2.                                       Restrictions.  Except as provided in Section 3 below, the Restricted Stock Units shall vest and become transferable as follows:

a.               twenty-five percent (25%) of the Restricted Stock Units shall vest [insert date that is six months after the Company’s emergence from bankruptcy protection];

b.              twenty-five percent (25%) of the Restricted Stock Units shall vest  [insert date that is one year after the Company’s emergence from bankruptcy protection];

c.               twenty-five percent (25%) of the Restricted Stock Units shall vest [insert date that is two years after the Company’s emergence from bankruptcy protection]; and

d.              twenty-five percent (25%) of the Restricted Stock Units shall vest  [insert date that is three years after the Company’s emergence from bankruptcy protection].

3.                                      Change in Employment Status.

a.                                       Termination Without Cause, Non-Renewal, for Good Reason, Death or Disability.  In the event of Executive’s termination of employment with the Company (regardless of whether such termination is in connection with a Change in Control (as defined in the Agreement)) (i) by the Company without Cause (as defined in the Agreement), (ii) by reason of the failure of the Company to offer to renew the Agreement (as provided in the Agreement), (iii) by Executive for Good Reason (as defined in the Agreement) or (iv) as a result of Executive’s death or Disability (as defined in the Agreement), all Restricted Stock Units that have not already vested, as of the date of such termination, shall vest immediately and become nonforfeitable.

b.                                      Termination for Cause, Voluntary Resignation Without Good Reason.  In the event of Executive’s termination of employment with the Company (i) by the Company for Cause or (ii) by reason of Executive’s resignation from the Company for any reason other than Good Reason, all Restricted Stock Units that have not already vested as of the date of such termination shall be immediately forfeited by Executive.

4.                                       Book Entry Account.  Within a reasonable time after the date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Stock Units in Executive’s name effective as of the grant date, provided that the Company shall retain control of such account until the Restricted Stock Units have become vested in accordance with this Award.

5.                                       Distribution of Shares.  Consistent with the provisions of Section 3 of this Award, on the day following Executive’s termination of employment with the Company or immediately prior to the occurrence of a Change of Control, Executive shall receive one share of the Company’s common stock, as provided in Section 1 above in satisfaction of each Restricted Stock Unit credited to his account under Section 4 above and vested either theretofore or by reason of the event resulting in such termination.

6.                                       Stockholder Rights.  Executive shall not have any of the rights of a stockholder with respect to the Restricted Stock Units, including the right to vote the Common Stock that will be issued upon vesting of the Restricted Stock Units, other than the right to receive dividends or other distributions paid or made available with respect to Common Stock of the Company when otherwise paid to shareholders; provided, however, until such Restricted Stock Units are vested, any dividends shall be credited to Executive’s account under Section 4 and paid in a lump sum when such Restricted Stock Units to which the dividends are attributable vest.

7.  Withholding.  Executive shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction), which the Company is required to withhold at any time with respect to the Restricted Stock Units.  Such payment shall be made in full, at Executive’s election, in cash or check, by withholding from Executive’s next normal payroll check, or by the tender of shares of Common Stock (including shares then vesting under this Award).  Shares tendered as payment of required withholding shall be valued at the closing price per share of Common Stock on the date such withholding obligation arises.

8.  Transferability.  Except as otherwise provided in this Section 8, the Restricted Stock Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise.  Executive may transfer the Restricted Stock Units, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Executive and/or Family Members, a partnership or other entity in which all the beneficial owners are Executive and/or Family Members, or any other entity affiliated with Executive that may be approved by the Compensation Committee (a “Permitted Transferee”).  Subsequent transfers of the Restricted Stock Units shall be prohibited except in accordance with this Section 8.  All terms and conditions of the Restricted Stock Units, including provisions relating to the termination of Executive’s employment with the Company, shall continue to apply following a transfer made in accordance with this Section 8.  Any attempted transfer of the Restricted Stock Units prohibited by this Section 8 shall be null and void.

9.  Adjustments.  In the event that the outstanding shares of Common Stock are subject to a stock split or changed into or exchanged for a different number or kind of shares or other securities of the Company or other corporation by reason of a merger, consolidation, reorganization, recapitalization, reclassification, combination of shares or a dividend payable in capital stock, or a similar corporate structural change, then the rights of the Executive shall be appropriately adjusted as to the number of shares of Common Stock subject to the Restricted Stock Unit Award.  The granting of the Restricted Stock Units pursuant to this Award shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

10. Change in Control.  Subject to the provisions of Section 3 of this Award, the Compensation Committee, in its sole discretion, may at any time prior to, coincident with or after the time of a Change in Control:

(i)                                     provide for the acceleration of any vesting of the Restricted Stock Units upon a Change in Control; or

(ii)                                  provide that such Restricted Stock Units shall vest in accordance with the provisions of this Agreement as though no Change in Control had occurred, except that, as appropriate, the shares of Common Stock represented by the Restricted Stock Units shall be treated in the same manner as other shares of Common Stock in any transaction constituting a Change in Control; or

(iii)                               cause new rights to be substituted for the Restricted Stock Units by the surviving corporation in such Change in Control.

Any such actions shall be authorized by the Compensation Committee, whose determination as to what actions shall be taken and the extent thereof, shall be final.

11. Agreement Provisions.  In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Agreement, which is incorporated herein by reference.  In the event of any conflict between the provisions of this Award and the Agreement, the Agreement shall control.

12. Notice.  Any written notice required or permitted by this Award shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Senior Vice President – Administration at Company’s North American headquarters at 1155 Perimeter Center West, Atlanta, Georgia 30338, with a copy to Legal Department, Mirant Services LLC 1155 Perimeter Center West, Atlanta, Georgia 30338. or to Executive at his most recent home address on record with the Companyi.  Notices are effective upon receipt.

13. Miscellaneous.

(a)                                  Limitation of Rights.  The granting of this Award shall not give Executive any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its subsidiary or interfere in any way with the right of the Company or any such subsidiary to terminate Executive’s services at any time, or the right of Executive to terminate his services at any time.

(b)                                 Severability.  If any term, provision, covenant or restriction contained in this Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(c)                                  Controlling Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Award shall be governed by, and construed in accordance with, the laws of the State of Georgia.

(d)                                 Arbitration.  Any dispute or controversy arising under or in connection with the Agreement or this Award or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to the Agreement or this Award and their respective advisors and representatives shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.  The Company shall reimburse Executive’s reasonable legal fees if he prevails on a material issue in an arbitration.

(e)                                  Construction.  This Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof, except that this Award shall be subject to the terms and conditions set forth in the Agreement.  There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(f)                                    Headings.  Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Award or any provision hereof.

IN WITNESS WHEREOF, the undersigned Chairman of the Compensation Committee of the Board executes this Award on behalf of the Company as of day and year first set forth above.

MIRANT CORPORATION

By:

Its:

Exhibit C

MIRANT CORPORATION

STOCK OPTION AWARD

This Stock Option Award (this “Award”) is made as of [INSERT DATE THAT IS [10] [45] DAYS AFTER EMERGENCE DATE], by MIRANT CORPORATION, a                      corporation (the “Company”) to James V. Iaco (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company entered into an employment agreement with Executive, dated as of [                        , 2005] (the “Agreement”) providing for the grant to Executive of options to purchase the common stock (“Common Stock”) of the Company (“Stock Options”) upon the Company’s emergence from bankruptcy protection; and

WHEREAS, pursuant to the terms of the Agreement, the Compensation Committee of the Board of Directors of the Company (the “Board”) has granted to Executive an award of Stock Options to promote Executive’s long-term interests in the success of the Company;

NOW THEREFORE, the Company awards Stock Options to Executive pursuant to the following terms and conditions:

1.                                       Stock Option Award.  Subject to the terms and conditions contained herein and in the Agreement, the Company hereby grants to the Executive an award of [            ] Stock Options, at an exercise price of $[          ] (the “Exercise Price”).  The Stock Options are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.  Each such Stock Option shall entitle Executive to purchase, upon payment of the Exercise Price, one share of Common Stock.  Capitalized terms used, but not otherwise defined, shall have the meaning set forth in the Agreement.

2.                                       Vesting.  Except as provided in Section 5 below, the Stock Options shall vest and become transferable as follows:

e.               twenty-five percent (25%) of the Stock Options shall vest on [insert date that is six months after the Company’s emergence from bankruptcy protection];

f.                 twenty-five percent (25%) of the Stock Options shall vest on [insert date that is one year after the Company’s emergence from bankruptcy protection];

g.              twenty-five percent (25%) of the Stock Options shall vest on [insert date that is two years after the Company’s emergence from bankruptcy protection];

h.              twenty-five percent (25%) of the Stock Options shall vest on [insert date that is three years after the Company’s emergence from bankruptcy protection].

3.                                       Term.  The Stock Options shall expire on the earlier of 10 years from the date of grant or the date specified for termination of such Stock Options, as provided in Section 5(c).

4.                                       Exercise, Payment and Other Conditions.  The Stock Options may be exercised in whole or in part to the extent vested.  The Executive may exercise the Stock Options by delivery to the Company of written notice providing:  (i) the name of Executive; (ii) the address to which Common Stock certificates are to be mailed; and (iii) the number of shares of Common Stock subject to the Stock Options to be exercised.  Prior to the delivery to Executive of any stock certificates, the Executive shall have paid to the Company the Exercise Price of all shares of Common Stock purchased pursuant to such exercise of the Stock Options as provided in this Award.  The Board may, in its discretion, require the Executive to pay to the Company an amount equal to the federal, state and local taxes, if any, required to be withheld or paid by the Company as a result of such exercise.  All payments shall be in United States dollars in the form of cash, certified check or bank draft, or, with the consent of the Board by delivering to the Company (or by attesting to the ownership of) shares of Common Stock which Executive has owned for at least six months having a fair market value on the date of exercise equal to the Exercise Price, plus the minimum withholding tax due in accordance with Section 7, for the shares of Common Stock with respect to which Executive has exercised such Stock Options.  The Stock Options shall be considered exercised on the date the notice and payment are received by the Chairman of the Compensation Committee of the Board (“Compensation Committee”).  As promptly as practicable after receipt of such notice and payment, the Company shall deliver to Executive a certificate or certificates for the number of shares of Common Stock with respect to which the Stock Options have been so exercised, issued in Executive’s name.  Such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificate or certificates in the United States mail, addressed to Executive, at the address specified in the notice.

5.                                       Change in Employment Status.

a.                                       Termination Without Cause, Non-Renewal, for Good Reason, Death or Disability.  In the event of Executive’s termination of employment with the Company (regardless of whether such termination is in connection with a Change in Control (as defined in the Agreement)) (i) by the Company without Cause (as defined in the Agreement)), (ii) by reason of the failure of the Company to offer to renew the Agreement (as provided in the Agreement), (iii) by Executive for Good Reason (as defined in the Agreement) or (iv) as a result of Executive’s death or Disability (as defined in the Agreement), all Stock Options that have not already vested, as of the date of such termination shall vest immediately and become nonforfeitable.

b.                                      Termination for Cause, Voluntary Resignation Without Good Reason.  In the event that of Executive’s termination of employment with the Company (i) by the Company for Cause or (ii) by reason of Executive’s resignation from the Company for any reason other than Good Reason, all Stock Options that have not already vested as of the date of such termination shall be immediately forfeited by Executive and Executive shall have no further right or interest therein.

c.                                       Post-Termination Exercise. Upon termination of Executive’s employment for any reason other than that described in subsection b above, Executive shall have one year to exercise any Stock Options that are vested or become vested as of the date of Executive’s termination of employment, subject to earlier expiration of the Stock Option as provided in Section 3.

6.                                       Stockholder Rights.  Executive shall not have any of the rights of a stockholder with respect to the Stock Options, including the right to vote the Common Stock that will be issued upon the exercise of the Stock Options or to receive dividends or other distributions paid or made available with respect to Common Stock of the Company until such Stock Options are exercised.

7.                                       Withholding.  Executive shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction), which the Company is required to withhold at any time with respect to the Stock Options.  Such payment shall be made in full, at Executive’s election, in cash or check, by withholding from Executive’s next normal payroll check, or by the tender of shares of Common Stock (including shares acquired upon exercise of the Stock Options).  Shares tendered as payment of required withholding shall be valued at the closing price per share of Common Stock on the date such withholding obligation arises.

8.                                       Transferability.  Except as otherwise provided in this Section 8, the Stock Options shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise.  Executive may transfer the Stock Options, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Executive and/or Family Members, a partnership or other entity in which all the beneficial owners are Executive and/or Family Members, or any other entity affiliated with Executive that may be approved by the Compensation Committee (a “Permitted Transferee”).  Subsequent transfers of the Stock Options shall be prohibited except in accordance with this Section 8.  All terms and conditions of the Stock Options, including provisions relating to the termination of Executive’s employment with the Company, shall continue to apply following a transfer made in accordance with this Section 8.  Any attempted transfer of the Stock Options prohibited by this Section 8 shall be null and void.  The shares to be delivered to Executive upon the exercise of any Stock Options shall be issued under the Company’s then existing omnibus incentive plan and, if the Common Stock is then traded on a national securities exchange or inter-dealer quotation system, including without limitation, NASDAQ, or if the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor provision thereto, the Company shall take all action necessary to keep in effect a registration statement under the Securities Act of 1933, as amended, or any successor provision thereto (the “1933 Act”) enabling Executive to resell Common Stock without restriction; provided, however, that the Company need not take such action if, at the time of distribution of Common Stock to Executive, such shares do not constitute “restricted securities” as defined in Rule 144 under the 1933 Act and Executive is not an “affiliate” of the Company under Rule 405 of the 1933 Act.

9.                                       Adjustments.  In the event that the outstanding shares of Common Stock are subject to a stock split or changed into or exchanged for a different number or kind of shares or other securities of the Company or other corporation by reason of a merger, consolidation, reorganization, recapitalization, reclassification, combination of shares or a dividend payable in capital stock, or a similar corporate structural change, then the rights of the Executive shall be appropriately adjusted as to the number of shares of Common Stock subject to the Stock Options and/or as to the Exercise Price.  The granting of the Stock Options pursuant to this Award shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

10.                                 Change in Control.  Subject to the provisions of Section 5 of this Award, the Compensation Committee, in its sole discretion, may at any time prior to, coincident with or after the time of a Change in Control:

(i)                                     provide for the acceleration of any vesting conditions relating to the exercise of the Stock Option or that the Stock Option may be exercised in full on or before a date fixed by the Committee;

(ii)                                  provide for the purchase of the Stock Option, upon Executive’s request, for an amount of cash equal to the amount, as determined by the Compensation Committee in its sole discretion, which could have been realized upon the exercise of the Stock Options had the option been currently exercisable; or

(iii)                               cause the Stock Options then to be assumed, or new rights substituted therefore, by the surviving corporation in such Change in Control.

Any such actions shall be authorized by the Compensation Committee, whose determination as to what actions shall be taken and the extent thereof, shall be final.

11.                                 Agreement Provisions.  In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Agreement, which is incorporated herein by reference.  In the event of any conflict between the provisions of this Award and the Agreement, the Agreement shall control.

12.                                 Notice.  Any written notice required or permitted by this Award shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Senior Vice President – Administration at Company’s North American headquarters at 1155 Perimeter Center West, Atlanta, Georgia 30338, with a copy to Legal Department, Mirant Services, LLC, 1155 Perimeter Center West, Atlanta, GA  30338, or to Executive at his most recent home address on record with the Company.  Notices are effective upon receipt.

13.                                 Miscellaneous.

(a)                                  Limitation of Rights.  The granting of this Award shall not give Executive any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its subsidiary or interfere in any way with the right of the Company or any such subsidiary to terminate Executive’s services at any time, or the right of Executive to terminate his services at any time.

(b)                                 Severability.  If any term, provision, covenant or restriction contained in this Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(c)                                  Controlling Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Award shall be governed by, and construed in accordance with, the laws of the State of Georgia.

(d)                                 Arbitration.  Any dispute or controversy arising under or in connection with the Agreement or this Award or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to the Agreement or this Award and their respective advisors and representatives shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.  The Company shall reimburse Executive’s reasonable legal fees if he prevails on a material issue in an arbitration.

(e)                                  Construction.  This Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof, except that this Award shall be subject to the terms and conditions set forth in the Agreement.  There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(f)                                    Headings.  Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Award or any provision hereof.

IN WITNESS WHEREOF, the undersigned Chairman of the Compensation Committee of the Board executes this Award on behalf of the Company as of day and year first set forth above.

MIRANT CORPORATION

By:

Its:

Exhibit D

FORM OF RELEASE

This General Release of all Claims (this “Agreement”) is entered into by James V. Iaco (“Executive”“) and Mirant Services, LLC and Mirant Corporation (collectively, the “Company”), effective as of                                       .

In further consideration of the promises and mutual obligations set forth in the Employment Agreement between Executive and the Company, dated                               (the “Employment Agreement”), Executive and the Company agree as follows:

2.                                       Return of Property.  All Company files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as the Company may reasonably request, in Executive’s possession must be returned no later than the date of Executive’s termination from the Company.

3.                                       General Release and Waiver of Claims.

(a)                                  Release.  In consideration of the payments and benefits provided to Executive under the Employment Agreement and after consultation with counsel, Executive, personally and on behalf of each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors had, have, may have, or in the future may possess, arising out of (i) Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that Executive does not release, discharge or waive any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by Executive of this Agreement nor any rights to indemnification or as a shareholder of the Company.

(b)                                 Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, Executive hereby acknowledges and confirms the following:  (i) Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under

ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Agreement.  Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)                                  No Assignment.  Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

4.                                       Proceedings.  Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

5.                                       Remedies.  In the event Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Paragraph 2(b) of this Agreement within the seven-day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the severance provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein.  Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement.  Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

6.                                       Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

7.                                       Non-admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

8.                                       Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Georgia applicable to contracts executed in and to be performed in that State.

9.                                       Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive or, if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

10.                                 Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Mirant Corporation

To Executive:

With a copy to:

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MIRANT CORPORATION

By:

Its:

MIRANT SERVICES, LLC

By:

Its:

James V. Iaco

Exhibit E

CONFIDENTIALITY AGREEMENT

In consideration of my Employment or continued Employment with Mirant Corporation and for other valuable and adequate consideration which I agree has been exchanged, I agree to comply with the Company’s Confidentiality Policy and this Confidentiality Agreement, specifically:

1.                                       I agree that the following words and phrases mean:

a)                                      “Affiliate(s)” means any corporation or entity that is a subsidiary or business unit of Mirant Corporation.

b)                                     “Company” means Mirant Corporation, its divisions, its parents, its present and future subsidiaries, and successors.

c)                                      “Confidential Information” means and includes items that the Company marks or treats as confidential.  It also includes information (other than Trade Secrets) that has any value to the Company, is known to persons inside the Company for purposes of doing their jobs, and is not generally made known to persons outside the Company.

d)                                     “Confidentiality Policy” means the policies and procedures the Company uses to protect its valuable information.  The Confidentiality Policy may change periodically and all Mirant employees are expected to comply with the current Confidentiality Policy at all times.

e)                                      “Employment” means my present or future job with the Company.  Except during those times when my job may have been subject to a valid employment agreement, Employment with the Company is, has been, and after this Agreement continues to be “employment at will.”

f)                                        “Third Party” or “Third Parties” means a person, firm or some entity other than the Company and its employees.

g)                                     “Trade Secret(s)” means those things defined as trade secrets by law.  Trade Secrets include information about the Company business that is valuable to the Company and gives the Company an advantage in the market place.  This type of information is not generally made known or available to people outside the

Company, and the Company protects it from being disclosed.  Information that is a Trade Secret may be found in such things as software (code and programs), formulas, patterns, plans, charts, client lists (actual and possible), leads, pricing information, confidential business arrangements, marketing plans, and proposals.  Trade Secrets may be found in other kinds of material as well.

2.                                       I agree that during my Employment, I have been or may be given access to Trade Secrets or Confidential Information belonging to the Company, its Affiliates, or to Third Parties.  I agree that I will only use this information for the benefit of the Company except as required by applicable law or in any judicial or administrative process.  I understand and agree that I must not copy, reveal, give or make known to anyone outside the Company any Trade Secret or Confidential Information, without authorization by management and appropriate safeguards.  I further understand and agree that the Company is entitled to this protection:  (a) for Trade Secrets as long as it is a Trade Secret under the law, and (b) for Confidential Information as long as I am employed by the Company and for three (3) years after my Employment ends.

3.                                       I agree to not disclose any Confidential Information or Trade Secrets belonging to Third Parties when:  (a) the Company has agreed to protect such information, and (b) I am told or determine that the Third Party’s information should be treated as confidential.  I will keep the Third Party’s information confidential in the manner required by the Company.

4.                                       I agree that I will provide the Company all of its Confidential Information and Trade Secrets I have or that are under my control (including any belonging to any Affiliate or Third Party) at any time the Company requests it.

5.                                       I agree to return the originals and all copies of the Confidential Information whether in electronic, printed or any other form before the last day of my Employment.

6.                                       I agree that this Confidentiality Agreement (a) is governed by the law of the State of Georgia; (b) is binding on my heirs and representatives; (c) may be assigned by Mirant Corporation; (d) continues in effect after the end of my Employment; and (e) cannot be amended or released except in a document signed by me and the Company.

7.                                       I agree that this Confidentiality Agreement is intended to replace any previous agreement, or portions of any agreement that contains confidentiality requirements, that conflicts with this one.  I further agree that this Confidentiality Agreement is to be read to give the Company the greatest protection possible without being contrary to law.  If any court finds part of this Confidentiality Agreement to be unenforceable, I agree that part will be struck out and the remainder of the Confidentiality Agreement will continue in effect.

In witness hereof, I have executed this Confidentiality Agreement this                        day of                            , 2005.

HR Representative	Employee Signature

Print Name & Title	Print Name

Exhibit F

INTELLECTUAL PROPERTY AGREEMENT

In consideration of my Employment or continued Employment with Mirant Corporation, and for other valuable and adequate consideration which I agree has been exchanged, I agree to comply with the Company’s Intellectual Property Policy and this Intellectual Property Agreement (“Agreement”), specifically:

1.                                       I agree that the following words and phrases mean:

a)                                      “Affiliate(s)” means any corporation or entity that is a subsidiary or business unit of Mirant Corporation.

b)                                     “Company” means Mirant Corporation, its divisions, its parents, its present and future subsidiaries, and successors.

c)                                      “Employment” means my present or future job with the Company.  Except during those times when my job may have been subject to a valid employment agreement, Employment with the Company is, has been, and after this Agreement continues to be “employment at will.”

d)                                     “Intellectual Property” means any invention, discovery, creation, improvement or design.  Such Intellectual Property includes machines, processes, concepts, chemical compounds, computer programs, authored material, trademarks, service marks, and improvements to any of these items; Intellectual Property may also include other things not listed here.  An individual’s work (and that of those working together) will be considered the Company’s Intellectual Property if it: (i) is related to any job the individual holds or has held with the Company or its Affiliates, (ii) is created, worked on or implemented while the individual is at work, or (iii) is created, worked on or implemented using Company or Affiliate personnel, facilities, equipment knowledge, information, resources or materials.

e)                                      “Intellectual Property Policy” means the policies and procedures the Company uses to protect its valuable Intellectual Property.  The Intellectual Property Policy may change periodically and all Mirant employees are expected to comply with the current Intellectual Property Policy at all times.

f)                                        “Third Party” or “Third Parties” means a person, firm or some entity other than the Company and its employees.

2.                                       I agree that I will fully inform the Company about any material that might be Intellectual Property at the earliest possible time.  I also agree that I will not disclose innovations or potential Intellectual Property to Third Parties and will treat it as covered by the Company’s Confidentiality Policy and my Confidentiality Agreement with the Company.

3.                                       As a part of this Agreement, I transfer to the Company all rights to Intellectual Property which comes into existence during my Employment.  I agree that all Intellectual Property is a “work for hire” (as defined in the United States Code) belonging exclusively to the Company.  No Intellectual Property I transfer will be considered “joint work” belonging to anyone other than the Company.

4.                                       I agree to sign any documents, and provide any assistance the Company may need to protect the Intellectual Property, obtain registrations (including Patents, Trademarks, Copyrights, etc.), and establish and maintain its title to the Intellectual Property.  The Company will pay expenses required to obtain these protections.

5.                                       I understand that the Company may decide, for whatever reason, not to pursue legal protection for Intellectual Property created by me.  The company may also choose to release its interest in the Intellectual Property to me.  If this happens, I agree to execute any documents necessary to give the Company the perpetual right and license to use, maintain, modify, make derivative works from, practice and market the Intellectual Property at no cost to the Company.

6.                                       I agree that I will provide the Company all of its Intellectual Property that I have or that is under my control (including any belonging to any Affiliate or Third Party) at any time the Company requests it.

7.                                       I agree to return the originals and all copies of the Intellectual Property information whether in electronic, printed or any other form before the last day of my Employment.

8.                                       I agree that this Agreement (a) is governed by the laws of the State of Georgia; (b) is binding on my heirs and representatives; (c) may be assigned by the Company; (d) continues in effect after the end of my Employment; and (e) cannot be amended or released except in a document signed by me and the Company.

9.                                       I agree that this Agreement is intended to replace any previous agreement, or portions of any agreement that contains intellectual property requirements, that conflicts with this one.  I further agree that this Agreement is be read to give the Company the greatest protection possible without being contrary to law.  If any court finds part of this Agreement to be unenforceable, I agree that part will be struck out and the remainder of the Agreement will continue in effect.

In witness hereof, I have executed this Confidentiality Agreement this                   day of                                ,                                .

HR Representative	Employee Signature

Print
Name & Title	Print Name

EXHIBIT G

FORM OF RELEASE BY THE COMPANY

This Release of Claims (this “Agreement”) is entered into by James V. Iaco (“Executive”) and Mirant Services, LLC and Mirant Corporation (collectively, the “Company”), effective as of [DATE].

In consideration of the promises and mutual obligations set forth in the Employment Agreement between Executive and the Company, dated                                         (the “Employment Agreement”) and other good and valuable consideration, Executive and the Company agree as follows:

1.                                       General Release and Waiver of Claims.

(a)                                  Release.  The Company and its subsidiaries and affiliates (“Company Releasors”) hereby irrevocably and unconditionally release and forever discharge Executive personally and each of Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Company Releasors had, have, may have, or in the future may possess, arising out of Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service; provided, however, that the Company Releasors do not release, discharge or waive any Claims arising out of or resulting from Executive’s fraud, gross-negligence or other violation of law.

(b)                                 No Assignment.  The Company represents and warrants that it has not assigned any of the Claims being released under this Agreement.

2.                                       Proceedings.  The Company has not filed, and agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against the Executive Releasees before any local, state or federal agency, court or other body based on the Claims released under this Agreement (a “Proceeding”) and agrees not to participate voluntarily in any Proceeding.

3.                                       Remedies.  The Company acknowledges and agrees that the remedy at law available to the Executive for breach of any of the Company’s obligations under Paragraphs 1 and 2 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Executive may have at law or in equity, Executive shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its obligations under Paragraphs 1 and 2 of this Agreement.  Such injunctive relief in any court shall be available to Executive, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Company understands that by entering into this Agreement it will be limiting the availability of certain remedies that it may have against Executive and limiting also its ability to pursue certain claims against Executive.

4.                                       Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5.                                       Non-admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Executive.

6.                                       Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Georgia applicable to contracts executed in and to be performed in that State.

7.                                       Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive or, if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

8.                                       Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Mirant Corporation

To Executive:

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

THE COMPANY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT AND THAT IT FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT IT HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF ITS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MIRANT CORPORATION

By:

Its:

MIRANT SERVICES, LLC

By:

Its:

James V. Iaco